Exhibit 3.2

REGULATIONS OF CINCINNATI FINANCIAL CORPORATION

ARTICLE I

SHAREHOLDER MEETINGS

Section 1.        Annual Meetings.        The annual meeting of shareholders of the Corporation for the election of directors, the consideration of reports to be laid before the meeting and the transaction of such other business as properly may be brought at such meeting shall be held on the first Saturday of April in each year at 9:30 a.m., Eastern Standard Time; provided, however, that in lieu of such annual meeting date and time the Board of Directors may fix an alternate annual meeting date and time for any particular year.

Section 2.        Place of Meetings.      Meetings of shareholders may be held either within or without the State of Ohio.

Section 3.        Notice of Meetings.    Written notice of meetings of shareholders may be given by or at the direction of the Chief Executive Officer of the Corporation, the President of the Corporation or the Secretary of the Corporation.  Such notices shall be given in accordance with applicable law.

Section 4.        Quorum at Meetings.  The holders of a majority of the voting shares issued and outstanding and entitled to vote thereat present in person or represented by proxy shall constitute a quorum at all meetings of shareholders for the transaction of business except as otherwise required by applicable law or the Articles of Incorporation.  Less than such a majority may adjourn the meeting of shareholders from time to time and at any such adjourned meeting any business may be transacted as if the meeting had been held as originally called.

Section 5.        Order of Business.       Unless otherwise determined by the Board of Directors of the Corporation prior to the meeting, the chairman of the meeting shall determine in his or her sole discretion the order of business of each shareholder meeting and the rules of procedure thereof, and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate.  Notwithstanding the foregoing, the order of business fixed by the chairman of the meeting may be changed by the vote of the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote.

Section 6.        Notice of Shareholder Business to Be Brought Before a Meeting.

(a) Business Properly Brought Before a Meeting. At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 6 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 6 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Article I, Section 3 of these Regulations. Shareholders seeking to nominate persons for election to the Board must comply with Article I, Section 7 of these Regulations, and this Section 6 shall not be applicable to nominations except as expressly provided in Article I, Section 7 of these Regulations.

(b) Requirement of Timely Notice of Shareholder Business. Without qualification, for business to be properly brought before an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 6. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days nor more than 100 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the 100th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or, if later, the tenth day following the day on which Public Disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) Requirements for Proper Form of Shareholder Notice of Proposed Business. To be in proper form for purposes of this Section 6, a shareholder’s notice to the Secretary of the Corporation shall set forth:

(i)           Shareholder Information. As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)           Information Regarding Disclosable Interests. As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Regulations on behalf of a beneficial owner; and

(iii)           Description of Proposed Business. As to each item of business the shareholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder.

(iv)           Definition of Proposing Person. For purposes of this Section 6, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Regulations) of such shareholder or beneficial owner.

(d) Update and Supplement of Shareholder Notice of Proposed Business. A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(e) Business Not Properly Brought Before A Meeting. Notwithstanding anything in these Regulations to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 6. The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 6, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) Rule 14a-8; Exchange Act Compliance. This Section 6 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 6 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 6 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) Definition of Public Disclosure. For purposes of these Regulations, “public disclosure” shall mean disclosure in a news release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 7.        Nominations.

(a) Who May Make Nominations.  Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (ii) by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 7 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 7 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)  Requirement of Timely Notice of Shareholder Nominations. Without qualification, for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the shareholder must (i) provide Timely Notice (as defined in Section 6 of these Regulations) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 100th day prior to such special meeting and not later than the 60th day prior to such special meeting or, if later, the tenth day following the day on which Public Disclosure (as defined in Section 6 of these Regulations) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) Requirements for Proper Form of Notice of Shareholder Nominations. To be in proper form for purposes of this Section 7, a shareholder’s notice to the Secretary of the Corporation shall set forth:

(i)            Shareholder Information. As to each Nominating Person (as defined below), the Shareholder Information (as defined in Article I, Section 6(c)(i), except that for purposes of this Section 7, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(i));

(ii)            Information Regarding Disclosable Interests. As to each Nominating Person,  any Disclosable Interests (as defined in Article I, Section 6(c)(ii), except that for purposes of this Section 7 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(ii)), and the disclosure in clause (F) of Article I, Section 6(c)(ii) shall be made with respect to the election of directors at the meeting;

(iii)           Information Regarding Proposed Nominees. As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 7 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(iv)           Other Information to be Furnished by Proposed Nominees. The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

(v)           Definition of Nominating Person. For purposes of this Section 7, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such shareholder or beneficial owner.

(d) Update and Supplement of Shareholder Notice of Nominations. A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(e)  Defective Nominations. Notwithstanding anything in these Regulations to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 7. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 7, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(f) Compliance with Exchange Act. In addition to the requirements of this Section 7 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

ARTICLE II

DIRECTORS

Section 1.        Committees.   The Board of Directors may create an executive committee or any other committee of the directors, to consist of not less than three (3) directors, and may delegate to any such committee any of the authority of the Board of Directors, however conferred, other than the authority of filling vacancies among the directors or in any committee of the directors.

Section 2.        Meetings.       Meetings of the Board of Directors shall be held at the offices of the Corporation or at such other place, within or without the State of Ohio, as may be determined by the Board of Directors.  Two (2) days notice of each such meeting shall be given to each Director unless the Board of Directors has fixed a regular time and place for such meetings, in which case no notice shall be required for meetings held at such time and place.  Meetings may be called by the Chairman of the Board, the President, or by any three (3) Directors, upon giving notice as herein required.

Section 3.        Officers.          The Board of Directors shall have the right, from time to time, to choose as directors emeritus persons who have had prior service as members of the Board of Directors and who may receive such compensation as shall be fixed, from time to time, by the Board of Directors.  Directors emeritus shall not be considered for quorum purposes and shall have no vote.

ARTICLE III

OFFICERS

Section 1.        Officers.          The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers and assistant officers, including without limitation a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers, as the Board of Directors may, from time to time, determine.

ARTICLE IV

CERTIFICATES OF STOCK

Section 1.        Form.               If shares are represented by certificates, certificates for shares of the Corporation shall be in such form as the board of directors may, from time to time, approve.  The Board of Directors may provide that some or all of any or all classes and series of the Corporation’s shares shall be uncertificated shares, provided that such authorization shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and that the authorization shall not apply to a certificated security issued in exchange for an uncertificated security.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to division (A) of Section 1701.25 of the Ohio Revised Code.

ARTICLE V

CORPORATE SEAL

Section 1.        Corporate Seal.         The seal of the Corporation shall be in such form as the Board of Directors may, from time to time, approve.

ARTICLE VI

AMENDMENTS

Section 1.        Amendments.           These Regulations may be altered, amended or repealed and new Regulations may be adopted by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.